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                                                                      Exhibit 5

                             MORRISON & FOERSTER LLP
                                Denver, Colorado


                                  June 10, 1998




Atrix Laboratories, Inc.
2579 Midpoint Drive
Fort Collins, Colorado  80525

Ladies and Gentlemen:

       We have acted as your counsel in connection with the filing of Amendment No. 1 to the Registration Statement on Form S-8 (the "Registration Statement") of Atrix Laboratories, Inc. (the "Company") executed by you on June 5, 1998, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an additional 50,000 shares ("Shares") of the Company's common stock, $.001 par value, which will be issuable from time to time under the Company's Non-Qualified Stock Option Plan, as amended (the "Plan").

       In connection therewith, we have reviewed such Registration Statement, certain of the Company's corporate records and proceedings taken in connection with the adoption of the Plan and the authorization of the issuance of the Shares and such other factual and legal matters as we have considered necessary for purposes of this opinion.

       Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,



                                     /s/ Morrison & Foerster LLP